Exhibit 4.1

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

*, 2023

NON-TRADEABLE AMERICAN DEPOSITORY SHARE purchase warrant

In accordance with the Private Placement Agreement, by and between Alarum Technologies Ltd. (the “Company”) and ______ (the “Investor”) dated August 29, 2023 (the “Agreement”), the Company hereby grants the Investor non-tradeable warrants of the Company which are convertible into ___ American Depository Shares, each representing ten ordinary shares of the Company, no par value per share (the “ADSs”), in consideration for an aggregate exercise price of $___ ($____ for each ADS), subject to the following terms hereof (the “Warrant”). Terms not defined herein shall have the meaning ascribed to them in the Agreement:

1.	WARRANTS; EXERCISE PRICE

The Company hereby grants the Investor, for no consideration, non-tradeable Warrants which are exercisable into [*] ADSs, in consideration for an aggregate exercise price equal to $___ (“Exercise Amount”). The exercise price for ADS is $2.72 (the “Exercise Price”).

2.	EXERCISE OF WARRANT

2.1.	The Warrant is exercisable in whole or in part, subject to Investor’s decision. No fractional ADSs shall be issued upon exercise of this Warrant. The number of ADSs to be issued upon exercise of this Warrant shall be rounded down to the nearest whole ADS.

2.2.	The Warrant’s exercise period shall begin on the issuance date of each Unit pursuant to Section 3 of the Agreement to which this Warrant is annexed (the “Effective Date”) and for a period of two and a half years (2.5) years thereafter (the “Exercise Period” and the “Expiration Date,” respectively). Warrants that will not be exercised in whole or in part until the Expiration Date, shall automatically expire and shall not confer any right to the Investor.

2.3.	The Investor may exercise the Warrants, in whole or in part, only during the Exercise Period. The Warrant shall be exercised by delivering a written exercise notice of the Warrant, in whole or in part (“Exercise Notice”). The Exercise Notice shall be accompanied by this Warrant and payment (by cash or bank wire transfer) of the aggregate Exercise Amount. The Exercise Notice shall be delivered to the Company’s registered office, during normal working hours and addressed to the Company’s Chief Financial Officer and the Company’s Legal Counsel. If the Warrant shall be exercised solely in part prior to its Expiration Date, then the Company shall issue to the Investor a new Warrant covering only the balance of the ADSs covered by the Warrant.

2.4.	Cashless Exercise. This Warrant may also be exercised, in whole or in part, by means of a “cashless exercise”, which will be available until a registration statement covering the resale of the ADSs issuable upon the exercise of the Warrants (the “Warrant Shares”) is declared effective by the Securities and Exchange Commission. In “cashless exercise” the Investor shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A)	=	as applicable: (i) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise if such Notice of Exercise is (1) both executed and delivered pursuant to Section 2(a) hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 2(a) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b)(64) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (ii) at the option of the Investor, either (y) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise or (z) the Bid Price of the Ordinary Shares on the principal Trading Market as reported by Bloomberg L.P. as of the time of the Investor’s execution of the applicable Notice of Exercise if such Notice of Exercise is executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter (including until two (2) hours after the close of “regular trading hours” on a Trading Day) pursuant to Section 2(a) hereof or (iii) the VWAP on the date of the applicable Notice of Exercise if the date of such Notice of Exercise is a Trading Day and such Notice of Exercise is both executed and delivered pursuant to Section 2(a) hereof after the close of “regular trading hours” on such Trading Day;

(B)	=	the Exercise Price of this Warrant, as adjusted hereunder; and

(X)	=	the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

If Warrant Shares are issued in such a cashless exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, the Warrant Shares shall take on the characteristics of the Warrants being exercised, and the holding period of the Warrant Shares being issued may be tacked on to the holding period of this Warrant. The Company agrees not to take any position contrary to this Section 2.4.

“Bid Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Ordinary Shares are then listed or quoted on a Trading Market, the bid price of the Ordinary Shares for the time in question (or the nearest preceding date) on the Trading Market on which the Ordinary Shares are then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Ordinary Shares for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Ordinary Shares are not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Ordinary Shares are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per Ordinary Share so reported, or (d) in all other cases, the fair market value of an Ordinary Share as determined by the Company in good faith, taking into consideration customary valuation metrics and methodologies.

“Trading Day” means a day on which the Ordinary Share is traded on a Trading Market.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Ordinary Shares then listed or quoted on a trading market, the daily volume weighted average price of the Ordinary Shares for such date (or the nearest preceding date) on the Trading Market on which the Ordinary Shares are then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Ordinary Shares for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Ordinary Shares are not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Ordinary Shares are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per Ordinary Share so reported, or (d) in all other cases, the fair market value of an Ordinary Share as determined by the Company in good faith, taking into consideration customary valuation metrics and methodologies.

3.	Adjustments due to Equity Reorganizations

3.1.	Should the Company reorganize its equity, whether as part of an equity consolidation, equity split, or equity reduction, the Company shall effect the necessary adjustments in the Warrants and/or in the ADSs covered by such Warrants and/or in the Exercise Price, as applicable, in a manner that will preserve the number of Warrants and/or the number of ADSs covered by such Warrants, as provided in this Warrant, including without limitation, adjusting the maximum number of Warrants and/or ADSs into which such Warrants are exercisable and the adjustment of the Exercise Price, as necessary and applicable.

3.2.	Rights Offering. In the event of a rights offering conducted by the Company, the Exercise Price shall be adjusted to reflect the benefit provided by the rights offering with respect to the Company’s share price at the same date.

3.3.	Dividend; Benefit Shares. In the event the Company distributes cash dividends or Benefit Shares, no adjustments shall be made in the Warrants or with respect to the Exercise Price.

3.4.	For avoidance of doubt, the Warrant shall not be converted into ADSs on the effective date of any dividend distribution, distribution of Benefits Shares, rights offering, share split, share consolidation or equity reduction (“Special Event”). Should the X-day of any Special Event occur prior to the effective date of any Special Event, the Warrant shall not be converted on such X-day.

4.	Transferability

This Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Investor or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Investor shall not be required to physically surrender this Warrant to the Company unless the Investor has assigned this Warrant in full, in which case, the Investor shall surrender this Warrant to the Company within three (3) Trading Days of the date on which the Investor delivers an assignment form to the Company assigning this Warrant in full. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

If, at the time of the surrender of this Warrant in connection with any transfer of this Warrant, this Warrant shall not be either (i) registered pursuant to an effective registration statement under the Securities Act and under applicable state securities or blue sky laws or (ii) eligible for resale without volume or manner-of-sale restrictions or current public information requirements pursuant to Rule 144, the Company may require, as a condition of allowing such transfer, that the Investor or transferee of this Warrant, as the case may be, comply with the provisions of Section 4 of the Agreement.

5.	Taxes

The Investor shall bear any and all taxes, including income tax or any other tax associated with the exercise of the Warrants, whether in whole or in part, pursuant to the applicable laws.

6.	Rights as Shareholder

For avoidance of any doubt, the Investor shall not be entitled to receive any dividends or any other right (including voting rights in the shareholders’ meeting) of shareholders on account of holding this Warrant until it has duly exercised this Warrant, in whole or in part, and as long as the exercise process has been completed and the Investor has been registered as a shareholder in the Company’s registry.

8.	Change or Adjustment

No modification or amendment of this Warrant will be made without the express written agreement of the Company and the Investor.

9.	Governing Law

This Warrant shall be governed by and construed in accordance with the laws of the State of Israel.

10.	Notices

All notices and other communications required or permitted hereunder shall be in accordance with the provisions of the Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Warrant as of the day first stated above.

Alarum Technologies Ltd.	Investor

By:	By:
Title:	Title:

Schedule 1

Exercise Notice

Date: ____________

To:	Alarum Technologies Ltd.

The undersigned, pursuant to the provisions set forth in the Warrant to which this Exercise Notice is attached (the “Warrant”), hereby elects to purchase ____ ADSs (as such terms are defined in the Warrant) pursuant to the terms of the Warrant, and herewith makes payment of $____, representing the full Exercise Price for such ADSs as provided for in such Warrant.

Payment shall take the form of (check applicable box):

☐ in lawful money of the United States; or

☐ if permitted the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 2.4, to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 2.4.

Signature:

Address: